Etsy, Inc. Reports First Quarter 2021 Results
Reports 132% increase in Consolidated Year-Over-Year GMS Growth and 141% Year-Over-Year Revenue Growth

Brooklyn, NY - May 5, 2021 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its first quarter ended March 31, 2021, including the following highlights:
•Consolidated GMS was $3.1 billion, up 132.3% year-over-year; while Etsy marketplace GMS was $2.9 billion, up 144.1% year-over-year.
◦GMS per active buyer for the Etsy marketplace on a trailing twelve month basis grew 20% year-over-year.
◦The Etsy marketplace acquired approximately 16.3 million new and reactivated buyers who haven’t purchased in a year or more. Habitual buyers, those with 6 or more purchase days and $200 or more in spend in the trailing twelve months, grew 205% year-over-year, our highest ever growth for this buyer segment.
◦GMS from paid channels was 21% of overall GMS, expanding 500 basis points compared to the first quarter of 2020.
•Consolidated revenue was $550.6 million, up 141.5% versus the same period of 2020, with a take rate (i.e., Consolidated revenue divided by Consolidated GMS) of 17.5%.
•Net income was $143.8 million, up 1,048.1% year-over-year, with diluted earnings per share of $1.00.
•Non-GAAP Adjusted EBITDA was $184.1 million, with Non-GAAP Adjusted EBITDA margin (i.e., Non-GAAP Adjusted EBITDA divided by Consolidated revenue) of 33%, up 900 basis points compared to the first quarter of 2020.
•We ended the first quarter with $1.7 billion in cash, cash equivalents, and short-term investments.

“Last year the world took notice of Etsy’s highly differentiated value proposition, and that incredible momentum has continued into the first quarter of 2021,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “We moved the needle by growing our team to deliver an exciting product roadmap aligned with our Right to Win strategy, and are executing a dynamic marketing strategy focused on driving frequency and keeping our buyers engaged. In a time when human connection is so vital, Etsy provides a one-of-a-kind community where sellers are empowered to grow their businesses, reaching buyers who value finding items that express their unique identity, while putting their money where their heart is.”

First Quarter 2021 Financial Summary
(in thousands, except percentages; unaudited)
The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended March 31,		% Growth Y/Y
	2021	2020
GMS	$3,143,172	$1,353,291	132.3%
Revenue	$550,646	$228,055	141.5%
Marketplace revenue	$413,642	$155,921	165.3%
Services revenue	$137,004	$72,134	89.9%
Gross profit	$407,729	$145,639	180.0%
Operating expenses	$257,092	$120,274	113.8%
Net income	$143,766	$12,522	1,048.1%
Adjusted EBITDA (Non-GAAP)	$184,068	$55,056	234.3%
Adjusted EBITDA margin (Non-GAAP)	33%	24%	900	bps

Active sellers	4,702	2,814	67.1%
Active buyers	90,654	47,748	89.9%
Percent mobile GMS	63%	58%	500	bps
Percent international GMS	42%	36%	600	bps
An active seller is a seller who has incurred at least one charge from us in the last 12 months. As part of our commitment to integrity and transparency, we continuously monitor the criteria for disqualifying a seller as an active seller. Commencing in the first quarter of 2021, we expanded our disqualifying criteria, but did not apply such criteria to prior periods as the impact of such criteria was immaterial to such periods. For information about how we define our other metrics, see our Annual Report on Form 10-K for the year ended December 31, 2020.

“Our disciplined investments in both product and marketing have enabled us to make significant strides in frequency,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “GMS per active buyer on a trailing twelve month basis was up 20% year-over-year, driven by engagement among our most valuable cohorts, specifically habitual buyers, which represent on average about 40% of Etsy marketplace GMS and our fastest growing buyer segment. With heightened consumer awareness of Etsy’s brand and the breadth of unique products that increase keyword inventory, our marketing dollars continue to yield positive returns, as evidenced by very healthy adjusted EBITDA and margins in the first quarter.”

First Quarter 2021 Operating Highlights
Select highlights of our first quarter operating performance and business initiatives are outlined below:

Product: Aligned with our Right to Win strategy, we improved customer experiences across the Etsy marketplace, including the following activities:
•We continue to focus on developing a Search and Discovery experience that unlocks the value of our unique items. In the first quarter of 2021, we enhanced personalized search and incorporated more user features into our ranking models to better understand our users interests and needs, which led to increased engagement, conversion, and repeat purchase rates across all devices.
•We believe that fostering and elevating the quality of human connections will enable us to drive buyer engagement, loyalty, and purchase frequency. During the quarter we launched a new version of our “Sell on Etsy” App with updated features such as a redesigned dashboard and “Convos” to enhance interactions between buyers and sellers.
•We have commenced robust efforts to improve buyer fulfillment, focused on speed expectations, delivery predictability, issue resolution, and seller reputation. For example, we made our buyer protection policy more visible to buyers to bolster trust, offered sellers additional discounted shipping labels, and expanded seller tools to reduce lateness by clearly displaying a schedule of their upcoming and/or past-due orders.
•Our sellers’ collection of unique items represents a large assortment of over 92 million handmade, customized, personalized, vintage, and craft supply products from all over the world. During the quarter we launched several initiatives aimed at elevating the visibility of personalized and bespoke inventory to highlight those purchase occasions that are uniquely Etsy.

Marketing: We continued to drive frequency among existing buyers and acquired new buyers as a result of expanded investments across all marketing channels:
•In television and digital video, we rolled out our new TV campaign, “Meant for You,” in the United States designed with our buyers in mind, and showcasing our sellers’ broad collection of unique items. The campaign, which was released in late January, helped improve our brand metrics throughout the quarter.
•We leaned into saved searches and favorites, and engaged with hundreds of influencers to promote strategic holiday campaigns for Valentine’s Day and U.K. Mother’s Day, which resulted in strong reach and buyer engagement. We also elevated Black sellers through a Black History Month Editor’s Pick page — in addition to our existing Black Owned Shops page. One particularly impactful campaign was our work with the women of Gee’s Bend Quilters, who were featured on the Etsy marketplace; many shops sold out within the campaign’s first 24 hours.
•We expanded Offsite Ads to include more affiliate channels. Our sellers can now reach prospective buyers on major publishing sites such as Buzzfeed, Martha Stewart, Real Simple, and Better Homes & Gardens, as well as the Google Display Network, which helps buyers find our sellers’ items while they’re browsing their favorite websites or using mobile devices and apps.

Impact Pillars: We continued to make progress on our Impact strategy which reflects the positive economic, social, and ecological impact we want to have on the world while advancing and complementing our business strategy. Here are some highlights:

•We introduced a new way for buyers to invest in creators and creativity both on and off Etsy. Buyers in the United States who are purchasing from sellers with Etsy Payments can now round up their order total to the nearest dollar and donate the change to the Uplift Fund, which contributes to nonprofits that work to dismantle barriers to creative entrepreneurship, such as lack of digital education and training and access to capital. Since the program launched in February 2021, over 1 million users have participated, marking a great start toward our 2021 goal to raise over $2 million.
•Etsy stands united with the Asian American and Pacific Islander (“AAPI”) community against the marked increase in violence, hate speech, and harassment directed toward the AAPI community in the United States since the start of the COVID-19 pandemic. In addition to support and training for our employees, Etsy pledged donations totaling $500,000 to the Asian Pacific Policy and Planning Council and Asian Americans Advancing Justice in support of the broader AAPI community.
•In February 2021, we set a target to continue to run a carbon neutral business and to achieve Net Zero by 2030, addressing not only our Scope 1 and 2 emissions, including our office operations and purchased energy, but also our Scope 3 emissions, which include seller activities like shipping and packaging. We are also focusing in 2021 on further work to establish our Etsy and Reverb marketplaces as destinations for sustainably-minded shoppers and conscious living.
•Etsy recently completed its 2020 Global Seller Census which will be released soon on the Etsy News Blog. This document provides a snapshot of aspects of our global seller community and the economic opportunities enabled by the Etsy marketplace.

Reverb:
•Reverb benefited from macroeconomic e-commerce tailwinds such as stimulus checks and pandemic-related musical instrument inventory constraints. During the first quarter of 2021, Reverb continued to grow faster than the overall music industry in the United States, and also saw strong growth in its core international markets.
•During the quarter, Reverb made investments to expand inventory and improve the user experience for buyers and sellers, including enhancements in search, personalization, and the Reverb app, which now has better jumping off points for product discovery and easy access to curated musical equipment. Reverb also launched “Gear Collections” a new tool that allows Reverb’s members to keep track of all their gear and understand its potential value. Close to 2,000 listings have already been added to Gear Collections as of March 31, 2021.

Financial Guidance and Outlook

Given the continued uncertainty of future macroeconomic conditions as a result of the ongoing COVID-19 pandemic, Etsy is not issuing guidance for the full year 2021 and will continue providing guidance on a quarterly basis until otherwise stated. Below is Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA for the second quarter of 2021.

Q2 2021 Guidance
May 5, 2021
GMS Year-Over-Year Growth	5% - 15%
GMS	~$2.8B - $3.1B
Revenue Year-Over-Year Growth	15% - 25%
Revenue	~$493M - $536M
Adjusted EBITDA Margin*	25% - 28%
Adjusted EBITDA	~$129M - $144M
*Assumes the midpoint of our revenue guidance.

Mr. Silverman commented, “We currently expect Q2 2021 GMS to decelerate along with the rest of e-commerce as we lap the tremendous 2020 growth rates. That said, we’ll keep the pedal to the metal in 2021 to continue to improve our customer experiences, make Etsy top-of-mind for the millions of buyers who have found Etsy for the first time or are relying on us now more than ever, and further invest in our very large market opportunity.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.

A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs. In addition, Etsy, Inc. owns Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments.

Etsy's mission is to “Keep Commerce Human,” and we're committed to using the power of business to strengthen communities and empower people. Our company was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com
Gabriel Ratcliff, Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Senior Manager, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the second quarter of 2021 and key drivers thereof; the uncertain impact that the COVID-19 pandemic or its abatement may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows, on changes in overall levels of consumer spending, on e-commerce generally and on volatility in the global economy; the impact of our strategy, marketing and product initiatives on our business and operating results; our future investments; our intended environmental, social, and ecological impacts; and the size of and our ability to capitalize on our large market opportunity. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “target,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our ability to continue our rapid growth; (2) risks related to the ongoing COVID-19 pandemic, which continues to impact our business and results of operations in numerous ways that remain volatile and unpredictable and risks related to the return to pre-COVID consumer shopping behavior; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (6) our ability to attract and retain an active and engaged community of sellers and buyers; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our community; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) acquisitions that may prove unsuccessful or divert management attention; and (17) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent reports that we file with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of March 31, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,163,678	$1,244,099
Short-term investments	502,569	425,119
Accounts receivable, net	22,991	22,605
Prepaid and other current assets	46,277	56,152
Funds receivable and seller accounts	158,104	146,806
Total current assets	1,893,619	1,894,781
Restricted cash	5,341	5,341
Property and equipment, net	107,960	112,495
Goodwill	139,745	140,810
Intangible assets, net	182,312	187,449
Deferred tax assets	7,723	115
Long-term investments	137,655	39,094
Other assets	23,056	24,404
Total assets	$2,497,411	$2,404,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,386	$40,883
Accrued expenses	218,157	232,352
Finance lease obligations—current	8,639	8,537
Funds payable and amounts due to sellers	158,104	146,806
Deferred revenue	12,260	11,264
Other current liabilities	13,499	14,822
Total current liabilities	427,045	454,664
Finance lease obligations—net of current portion	43,042	44,979
Deferred tax liabilities	33	58,481
Long-term debt, net	1,302,345	1,062,299
Other liabilities	41,172	41,642
Total liabilities	1,813,637	1,662,065
Total stockholders’ equity	683,774	742,424
Total liabilities and stockholders’ equity	$2,497,411	$2,404,489

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$550,646	$228,055
Cost of revenue	142,917	82,416
Gross profit	407,729	145,639
Operating expenses:
Marketing	151,204	48,505
Product development	53,706	37,782
General and administrative	52,182	33,987
Total operating expenses	257,092	120,274
Income from operations	150,637	25,365
Other income (expense), net	7,091	(15,672)
Income before income taxes	157,728	9,693
(Provision) benefit for income taxes	(13,962)	2,829
Net income	$143,766	$12,522
Net income per share attributable to common stockholders:
Basic	$1.14	$0.11
Diluted	$1.00	$0.10
Weighted-average common shares outstanding:
Basic	126,214,735	118,138,186
Diluted	144,714,686	123,119,053

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income	$143,766	$12,522
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	20,351	13,811
Depreciation and amortization expense	13,080	15,163
Provision for expected credit losses	4,601	3,684
Foreign exchange (gain) loss	(4,395)	8,157
Non-cash interest expense	271	8,570
Deferred benefit for income taxes	(3,068)	(2,829)
Other non-cash expense, net	1,184	530
Changes in operating assets and liabilities	(27,325)	(29,944)
Net cash provided by operating activities	148,465	29,664
Cash flows from investing activities
Purchases of property and equipment	(526)	(567)
Development of internal-use software	(3,226)	(1,261)
Purchases of marketable securities	(268,972)	(101,501)
Sales and maturities of marketable securities	91,714	109,422
Net cash (used in) provided by investing activities	(181,010)	6,093
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(14,802)	(4,198)
Repurchase of stock	—	(24,992)
Proceeds from exercise of stock options	3,930	4,896
Payment of debt issuance costs	(25)	(14)
Settlement of convertible senior notes	(27,319)	—
Payments on finance lease obligations	(2,421)	(2,566)
Other financing, net	1,259	(5,804)
Net cash used in financing activities	(39,378)	(32,678)
Effect of exchange rate changes on cash	(8,498)	(4,018)
Net decrease in cash, cash equivalents, and restricted cash	(80,421)	(939)
Cash, cash equivalents, and restricted cash at beginning of period	1,249,440	448,634
Cash, cash equivalents, and restricted cash at end of period	$1,169,019	$447,695

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
March 31, 2021	132.3%	127.5%	4.8%	132.3%	127.5%	4.8%
December 31, 2020	117.7%	115.2%	2.5%	106.7%	105.7%	1.0%
September 30, 2020	119.4%	117.4%	2.0%	101.1%	100.9%	0.2%
June 30, 2020	145.6%	146.7%	(1.1)%	90.8%	91.6%	(0.8)%
March 31, 2020	32.2%	32.6%	(0.4)%	32.2%	32.6%	(0.4)%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; and acquisition-related expenses. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;
•Adjusted EBITDA does not reflect acquisition-related expenses; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2021	2020

	(in thousands)
Net income	$143,766	$12,522
Excluding:
Interest and other non-operating expense, net (1)	706	6,354
Provision (benefit) for income taxes	13,962	(2,829)
Depreciation and amortization	13,080	15,163
Stock-based compensation expense	20,351	13,811
Foreign exchange (gain) loss (2)	(7,797)	9,318
Acquisition-related expenses	—	717
Adjusted EBITDA	$184,068	$55,056
Divided by:
Revenue	$550,646	$228,055
Adjusted EBITDA margin	33%	24%
(1)Included in interest and other non-operating expense, net is primarily non-cash interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018, September 2019, and August 2020. The adoption of Accounting Standards Update 2020-06 in the first quarter of 2021 resulted in a decrease in non-cash interest expense related to our convertible debt offerings as there was no amortization of the debt discount due to its derecognition.
(2)Foreign exchange (gain) loss is primarily driven by the change in U.S. dollar, Euro, Pound Sterling, and Canadian dollar exchange rates on our intercompany and other non-functional currency cash balances.